Exhibit 10.3
FORUM ENERGY TECHNOLOGIES, INC.
2024 PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (this “Agreement”) is made as of the ___ day of ___________, 2024 (the “Date of Grant”), between Forum Energy Technologies, Inc., a Delaware corporation (the “Company”), and _________________ (the “Employee”).
1.Award. Pursuant to the Forum Energy Technologies, Inc. 2016 Second Amended and Restated Stock and Incentive Plan (as amended, the “Plan”), the Employee is hereby awarded [number of units] restricted stock units (“RSUs” and such number of RSUs, the “Target RSUs”). The RSUs represent the right to receive a number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), or an equivalent cash amount if there are insufficient shares available for issuance under the Plan, of between 0% and 200% of the Target RSUs with the final number of RSUs that become “Earned RSUs” determined based on the “Payout Multiplier” as set forth in Exhibit A. The Employee acknowledges receipt of a copy of the Plan, and agrees that this award of RSUs shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof. Capitalized terms used in this Agreement that are not defined herein shall have the meanings given to them in the Plan.
2.Forfeiture Restrictions and Assignment.
(a)Restrictions. The RSUs may not be sold, assigned, alienated, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, and except as otherwise provided in Section 3, in the event of the Employee’s termination of employment for any reason whatsoever or failure to satisfy the performance conditions set forth in Exhibit A (the “Relative TSR Condition”), the Employee shall, for no consideration, forfeit all unvested RSUs and such unvested RSUs shall be cancelled. The obligation to forfeit unvested RSUs as provided in the preceding sentence is herein referred to as the “Forfeiture Restrictions.”
(b)Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse and the RSUs shall become vested immediately upon the date that the Relative TSR Condition set forth in Exhibit A has been met, subject to the Employee’s continuous employment by the Company or any of its Affiliates (collectively, the “Company Group”) from the Date of Grant through the applicable Determination Date (as defined in Exhibit A) (such condition, the “Service Condition”). Except as otherwise provided in Section 3, any RSUs with respect to which the Forfeiture Restrictions do not lapse in accordance with this Section 2(b) and Exhibit A shall be cancelled and forfeited to the Company for no consideration upon the earlier of: (i) the date of the termination of the Employee’s employment with the Company, and (ii) the applicable Determination Date.
3.Termination of Employment.
(a)Death or Disability. If the Employee’s employment with the Company Group is terminated by reason of the Employee’s death or Disability (as defined below), then (i) a pro rata amount of the unvested RSUs will be deemed to satisfy the Service Condition and remain eligible to vest subject to satisfaction of the Relative TSR Condition in accordance with Exhibit

A, with such pro rata amount determined by a fraction (not to exceed 1.0) with respect to each unvested Tranche (as defined in Exhibit A) of the RSUs, the numerator of which shall be the number of whole months that have elapsed for the period beginning on the first date of the applicable Performance Period (as defined in Exhibit A) and ending on the date of the Employee’s death or Disability, as applicable, and the denominator of which shall be the number of whole months in the applicable Performance Period for such Tranche and (ii) the remaining unvested RSUs shall be cancelled and forfeited to the Company for no consideration. Such pro rata amount of the unvested RSUs that become Earned RSUs shall be settled within thirty (30) days after the applicable Determination Date (but in no event later than March 15 of the calendar year following the calendar year in which the end of the applicable Performance Period occurs). For purposes of this Section 3(a), an Employee shall have a “Disability” on the date that the Employee becomes eligible for long-term disability benefits pursuant to the Company’s long-term disability plan.
(b)Retirement. If the Employee’s employment with the Company Group is terminated by reason of Retirement (as defined below), then (i) a pro rata amount of the unvested RSUs will be deemed to satisfy the Service Condition and remain eligible to vest subject to satisfaction of the Relative TSR Condition in accordance with Exhibit A, with such pro rata amount determined by a fraction (not to exceed 1.0) with respect to each unvested Tranche of the RSUs, the numerator of which shall be the number of whole months that have elapsed for the period beginning on the first date of the applicable Performance Period and ending on the date of the Employee’s Retirement, and the denominator of which shall be the number of whole months in the applicable Performance Period for such Tranche and (ii) the remaining unvested RSUs shall be cancelled and forfeited to the Company for no consideration. Such pro rata amount of the unvested RSUs that become Earned RSUs shall be settled within thirty (30) days after the applicable Determination Date (but in no event later than March 15 of the calendar year following the calendar year in which the end of the applicable Performance Period occurs). For purposes of this Section 3(b), “Retirement” shall mean termination of the Employee’s service relationship with all members of the Company Group which is specifically determined by the Committee in its sole and absolute discretion to constitute Retirement.
(c)Change in Control. In the event of a Change in Control, the Relative TSR Condition with respect to all outstanding RSUs shall be deemed to have been satisfied as of the date of the Change in Control at the greater of (i) target performance (i.e. a Payout Multiplier of 1.00) or (ii) actual performance determined in accordance with Exhibit A assuming each applicable Performance Period ended on the date of such Change in Control. The Earned RSUs under this Section 3(c) shall remain subject to the Service Condition through the original end of the applicable Performance Period, notwithstanding such deemed earlier end to such Performance Period under this Section 3(c). For the avoidance of doubt, following a Change in Control the Earned RSUs shall also remain subject to earlier deemed satisfaction of the Service Condition under Sections 3(a), 3(b), 3(d) and the Plan, in which case settlement of the Earned RSUs shall be accelerated and the date of satisfaction of the Service Condition (and lapse of all Forfeiture Restrictions) shall be considered the “Determination Date” hereunder.
(d)Good Reason. In lieu of the definition of “Good Reason” set forth in the Plan, “Good Reason” for purposes of this Agreement shall mean the occurrence of any of the following events without the Employee’s express written consent:

(i)a change in the Employee’s status, title or position with the Company Group, including as an officer of the Company, which, in the Employee’s good faith judgment, does not represent a promotion, with commensurate adjustment of compensation, from the Employee’s status, title or position as in effect immediately prior thereto; the assignment to the Employee of any duties or responsibilities which, in the Employee’s good faith judgment, are inconsistent with the Employee’s status, title or position in effect immediately prior to such assignment; the withdrawal from the Employee of any of the Employee’s duties or responsibilities which, in the Employee’s good faith judgment, are consistent with the Employee’s status, title or position in effect immediately prior to such withdrawal; or any removal of the Employee from or any failure to reappoint or reelect the Employee to any position; provided that the circumstances described in this item (i) do not apply as a result of the Employee’s death, Retirement, or Disability or following receipt by the Employee of written notice from the Company of the termination of the Employee’s employment for Cause;
(ii)a reduction by the Company in the Employee’s then current base salary;
(iii)the failure by the Company to continue in effect any benefit or compensation plan in which the Employee was participating immediately prior to such failure other than as a result of the normal expiration or amendment of any such plan in accordance with its terms; or the taking of any action, or the failure to act, by the Company which would adversely affect the Employee’s continued participation in any benefit or compensation plan on at least as favorable a basis to the Employee as is the case immediately prior to the action or failure to act or which would materially reduce the Employee’s benefits under any such plan or deprive the Employee of any material benefit enjoyed by the Employee immediately prior to the action or failure to act;
(iv)the relocation of the principal place of the Employee’s employment to a location 25 miles further from the Employee’s then current principal residence;
(v)the failure by the Company upon a Change in Control to obtain an agreement, satisfactory to the Employee, from any successor or assign of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no succession or assignment had taken place; or
(vi)any material default by the Company in the performance of its obligations under this Agreement.
Any event or condition described in this Section 3(d) which occurs prior to the effective date of any Change in Control, but which the Employee reasonably demonstrates (x) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or (y) otherwise arose in connection with or in anticipation of a Change in Control, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to such effective date. The Employee’s continued employment or failure to give the Company any notice of termination for Good Reason shall not constitute consent to, or a waiver of rights with respect to, any circumstances constituting Good Reason hereunder. For purposes of this Section 3(d), any good faith determination of Good Reason made by the Employee shall be conclusive.
4.Settlement. Except as otherwise provided in Section 2 or 3, settlement of Earned RSUs shall be made no later than 15 days after the applicable Determination Date. Settlement will be made by issuance of a number of shares of Common Stock equal to the Earned RSUs, unless there are insufficient shares available for issuance under the Plan, in which case such RSUs will be cash-settled. In such event, settlement will be made by the Company delivering to the Employee a lump sum cash payment equal to the product of (i) the Fair Market Value per share of Common Stock on the Determination Date (or the most-recently-completed trading day preceding such date if such date is not a trading day), multiplied by (ii) the number of Earned RSUs vesting on such date; provided, however, that the Fair Market Value payable for each Earned RSU shall not exceed five times the closing price of a share of Common Stock on the Date of Grant. The Company shall not be obligated to issue any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance of shares of Common Stock to comply with any such law, rule, regulation or agreement.
5.Shareholder Rights. The Employee shall have no rights to dividends, voting rights or any other rights of a shareholder with respect to shares of Common Stock subject to this award of RSUs unless and until such time as the award has been settled by the issuance of shares of Common Stock to the Employee. The Employee shall have the right to receive a cash dividend equivalent payment with respect to any RSUs that vest hereunder for the period beginning on the Date of Grant and ending on the date the shares of Common Stock are issued to the Employee in settlement of the RSUs, which dividend equivalents shall (i) be accrued in a notional bookkeeping account as and when cash dividends on Common Stock are paid to Company stockholders and (ii) be payable to Employee in cash upon settlement of the associated RSUs.
6.Corporate Acts. The existence of the RSUs shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. The prohibitions of Section 2(a) hereof shall not apply to the transfer of RSUs pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefor shall also become subject to the Forfeiture Restrictions.
7.Withholding of Tax. To the extent that the settlement of RSUs and associated dividend equivalents results in compensation income or wages to the Employee for federal, state, local or foreign tax purposes, the Company shall withhold an appropriate number of shares of Common Stock (or equivalent cash amount), having a Fair Market Value determined in accordance with the Plan, equal to the amount necessary to satisfy the applicable federal, state, local and foreign tax withholding obligation with respect to the settled RSUs. The settlement of the RSUs as described in Section 4 and dividend equivalents described in Section 5 will be net of such amount that is withheld to satisfy applicable taxes pursuant to this Section 7. In lieu of withholding of shares of Common Stock, the Committee may, in its discretion, authorize tax withholding to be satisfied by a cash payment to the Company, by withholding an appropriate amount of cash from base pay, or by such other method as the Committee determines may be appropriate to satisfy all obligations for withholding of such taxes. The Employee acknowledges and agrees that the Company is making no representation or warranty as to the tax consequences to the Employee as a result of the receipt of the RSUs, the lapse of any Forfeiture Restrictions or the issuance of shares of Common Stock pursuant thereto, or the forfeiture of any RSUs pursuant to the Forfeiture Restrictions.
8.Employment Relationship. For purposes of this Agreement, the Employee shall be considered to be in the employment of the Company as long as the Employee remains an employee of the Company Group. Without limiting the scope of the preceding sentence, it is specifically provided that the Employee shall be considered to have terminated employment with the Company Group at the time of the termination of the “Affiliate” status of the entity or other organization that employs the Employee. Nothing in the adoption of the Plan, nor the award of the RSUs thereunder pursuant to this Agreement, shall confer upon the Employee the right to continued employment by the Company Group or affect in any way the right of the Company Group to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, the Employee’s employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either the Employee or the Company Group for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final.
9.Section 409A. The award of RSUs is intended to be (i) exempt from Section 409A of the Code (“Section 409A”) including, but not limited to, by reason of compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4); or (ii) in compliance with Section 409A, and the provisions of this Agreement shall be administered, interpreted and construed accordingly. Payments under this Agreement in a series of installments shall be treated as a right to receive a series of separate payments for purposes of Section 409A. If the Employee is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Employee has a “separation from service” (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, notwithstanding the provisions of Sections 2 or 3 hereof, any transfer of shares payable on account of a separation from service that are deferred compensation shall take place on the earlier of (i) the first business day following the expiration of six months from the Employee’s separation from service or (ii) such earlier date as complies with the requirements of Section 409A. To the extent required to comply with Section 409A, the Employee shall be considered to have terminated employment with the Company Group when the Employee incurs a “separation from service” with a member of the Company Group within the meaning of Section 409A(a)(2)(A)(i) of the Code. The Company makes no commitment or guarantee to the Employee that any federal or state tax treatment shall apply or be available to any person eligible for benefits under this Agreement.
10.Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.
11.Amendment. Any modification of this Agreement shall be effective only if it is in writing and signed by both the Employee and an authorized officer of the Company.
12.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Employee has executed this Agreement, all as of the date first above written.
                        FORUM ENERGY TECHNOLOGIES, INC.
                        By:
        Neal Lux
        President and CEO

EMPLOYEE

Exhibit A

Relative TSR Condition

1.Definitions. For purposes of this Exhibit A, the following definitions shall apply:
(a)“Ending Share Price” means the average closing price of the applicable shares over the last 10 trading days of the applicable Performance Period.
(b)“Peer Group” means Oil States International, Inc. (OIS), Dril-Quip Inc. (DRQ), Hunting plc (HTG), DMC Global Inc. (BOOM), Core Laboratories N.V. (CLB), Newpark Resources, Inc. (NR), Cactus, Inc. (WHD), ChampionX Corporation (CHX), NOV Inc. (NOV), and Expro Group Holdings N.V. (XPRO).
(c)“Performance Period” means (i) with respect to Tranche 1 RSUs, January 1, 2024 through December 31, 2024, (ii) with respect to Tranche 2 RSUs, January 1, 2024 through December 31, 2025, and (iii) with respect to Tranche 3 RSUs, January 1, 2024 through December 31, 2026.
(d)“Starting Share Price” means the average closing price of the applicable shares over the first 10 trading days of the applicable Performance Period.
(e)“Total Shareholder Return” means common stock price growth for each applicable entity over the applicable Performance Period, as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the Performance Period, assuming dividend reinvestment, and (B) the difference between the entity’s Ending Share Price and the Starting Share Price; by (ii) the entity’s Starting Share Price. In the event of a spin-off or similar divestiture during the Performance Period by an entity that is a member of the Peer Group, the Committee may make such adjustments to the calculation of such entity’s Total Shareholder Return as it determines may be appropriate, including, without limitation, taking into account the common stock price growth for both the entity that is the member of the Peer Group and the divested entity over the Performance Period. In calculating Total Shareholder Return, the share prices and dividends of Peer Group entities that trade in foreign currency shall be converted to U.S. dollars.
(f)“Tranche 1 RSUs” means [33% of units] of the Target RSUs.
(g)“Tranche 2 RSUs” means [33% of units] of the Target RSUs.
(h)“Tranche 3 RSUs” means [remaining units] of the Target RSUs.
2.Relative TSR Methodology. For purposes of determining the “Payout Multiplier” and the number of Earned RSUs for each Tranche of RSUs, as soon as administratively practicable following the end of the applicable Performance Period, the Committee shall:
(a)Calculate the Total Shareholder Return for the Company and each company in the Peer Group for the applicable Performance Period.

(b)Rank the Company and each member of the Peer Group based on Total Shareholder Return with the company having the highest Total Shareholder Return ranking in the first position and the company with the lowest Total Shareholder Return ranking in the 11th position.
(c)Determine the number of Earned RSUs by multiplying the Tranche 1 RSUs, Tranche 2 RSUs or Tranche 3 RSUs, as applicable, by the Payout Multiplier in the Eleven Company Payout Schedule below:

Eleven Company Payout Schedule
Company Ranking	Payout Multiplier
1	2.00
2	1.80
3	1.60
4	1.40
5	1.20
6	1.00
7	0.80
8	0.60
9	0.40
10	0.20
11	0.00
(d)Notwithstanding the Payout Multiplier determined pursuant to Section 2(c) above, (i) in the event the Total Shareholder Return for the Company is less than -15%, the Payout Multiplier shall not be more than 1.00; and (ii) in the event the Total Shareholder Return for the Company is less than 0% but greater than -15%, any portion of the Payout Multiplier that exceeds 1.00 shall be reduced by half (i.e., if the Payout Multiplier is 1.60 and the Total Shareholder Return for the Company is less than 0% but greater than -15%, the final Payout Multiplier will be 1.30).
(e)Notwithstanding the Payout Multiplier determined pursuant to Section 2(c) above, in the event the Total Shareholder Return for the Company is greater than or equal to 15% (with respect to the Tranche 1 RSUs), 17.5% (with respect to the Tranche 2 RSUs) or 20% (with respect to the Tranche 3 RSUs, the Payout Multiplier shall not be less than 1.00.
(f)If any calculation with respect to the Earned RSUs would result in a fractional share, the number of Earned RSUs shall be rounded up to the nearest whole share.
(g)The date on which the Committee makes the determinations under this Section 2 shall be the applicable “Determination Date.”
3.Peer Group Changes; Relative TSR Methodology Adjustments.
(a)If, as a result of merger, acquisition or a similar corporate transaction, the Committee determines that a member of the Peer Group shall cease to be a member of the Peer

Group (an “Affected Peer Company”), the Eleven Company Payout Schedule shall not be used and an alternative schedule shall be used in its place whereby the lowest ranking (excluding the Affected Peer Company) results in a Payout Multiplier of 0.00, the highest ranking results in a Payout Multiplier of 2.00, and the Payout Multiplier for the other rankings will be linearly interpolated on a straight-line basis.
(b)If a member of the Peer Group declares bankruptcy or is otherwise delisted from a nationally recognized stock exchange, it shall be deemed to remain in the Peer Group until the end of each applicable Performance Period and shall occupy the lowest ranking in the Payout Schedule.
(c)If, as a result of mergers, acquisitions or similar corporate transactions, there are five or more Affected Peer Companies, the Committee may, in its sole discretion, revise the makeup of the Peer Group and make adjustments to the Payout Multipliers, as it determines to be equitable and appropriate.
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